EXHIBIT 2.6

           OPTION TO PURCHASE ASSSTS AND LICENSE AGREEMENT

OPTION TO PURCHASE ASSETS AND LICENSE AGREEMENT made this 19th day of June, 1998 by and between ULTRASTRIP SYSTEMS INC., Florida corporation ("Ultrastrip") , and AMCLEAN, INC., a Florida corporation ("Amclean").

                                    RECITALS:

A. Amclean owns as assignee from inventor Dennis E. McGuire U.S. Patent No. 5,628,271 issued on May 13,1997 entitled Apparatus and Method for Removing Coatings from the Hulls of Vessels using Ultra-high Pressure Water (the "Patent") .

B. Ultrastrip desires to commercialize the invention which is the subject of the patent (the "Invention") and to acquire the patent.

C. The parties desire to set forth their business agreement herein.

NOW THEREFORE, based on the foregoing and in consideration of the mutual obligations and covenants hereinafter set forth, the parties agree as follows:

1. GRANT OF OPTION. Amclean hereby grants Ultrastrip the option (the "Option") to acquire the Patent and related materials including, without limitation, all tangible and intangible assets, devices, instruments, components, intellectual properties, know-how, tooling, drawings, engineering drawings, process instructions, quality assurance tests, inventory, materials, supplier lists, vendor lists and related items (collectively, the "Assets") sufficient to enable Ultrastrip to commence production of an apparatus embodying the Invention.

2. OPTION FEE. Ultrastrip hereby pays Amclean a fee (the "Option FEE") of one hundred dollars for the option and commits to pay Amclean fifty thousand dollars ($50,000) each time Ultrastrip, acting pursuant to the License defined and described in Section 12 below, manufactures an apparatus embodying the invention and is fully paid therefor, until a maximum of two million dollars ($2,000,000) shall have been paid by Ultrastrip to Amclean (the "Maximum").

3. OPTION TERM. The term of the option (the "Option Period") shall commence on the date hereof and expire ten (10) years herefrom, unless extended by mutual written agreement of the parties hereto or in the event of exercise of the Option by Ultrastrip.

4. OPTION EXERCISE. The Option may be exercised at any time during the Option Period after the Maximum shall have been paid by written notice from Ultrastrip to Amclean specifying a date for closing the transaction (the "Closing Date"), which shall occur at least ten (10) days but no more than sixty (60) days subsequent to the date of notice.

5. PURCHASE OF ASSETS. Upon the exercise of the Option, and subject to all the conditions herein and the performance by each of the parties hereto of their respective obligations hereunder, Ultrastrip shall purchase
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from Amclean, and Amclean shall assign to Ultrastrip, on the Closing Date, all of Amclean's right, title and interest in the Assets (the "Closing") .

6. NON-ASSUMPTION OF LIABILITIES. Ultrastrip shall not assume, discharge or be liable for any debts, liabilities or obligations of Amclean including, without limitation, any liabilities or obligations of Amclean to its creditors or equity owners; liabilities or obligations of Amclean with respect to any transactions; taxes or other liabilities or obligations of Amclean incurred in connection with the grant of the Option or sale of the Assets pursuant to this Agreement; or contingent liabilities or obligations of Anclean.

7. PURCHASE PRICE. The purchase price for the Assets to be acquired upon exercise of the Option shall be two million dollars ($2,000,000).

8. CLOSING DETAILS.

      (a) The Closing shall take place at the principal office of Ultrastrip at 9:00 a.m. on the Closing Date.

      (b) At the Closing, Amclean shall deliver to Ultrastrip such bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer in form satisfactory to Ultrastrip's counsel and containing full warranties of title, as shall be effective to vest in Ultrastrip good, absolute and marketable title to the Assets, free and clear of all liens, charges, encumbrances and restrictions whatsoever and all other data relating to the Assets.

      (c) Simultaneously with the delivery of the documents required by subsection (b) above, Amclean shall take all such steps as may be requisite to put Ultrastrip in actual possession, operation and control of the Assets.

      (d) All applicable sales, transfer, documentary, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer and delivery of the Assets shall be paid by Amclean subject to its right in good faith to contest the validity or amount thereof by proper proceedings at its expense.

      (e) From time to time through the first anniversary of the Closing, at the request and expense of Ultrastrip, Amclean shall execute and deliver to Ultrastrip such other instruments of conveyance and transfer and take such other action as Ultrastrip may reasonably require more effectively to convey, transfer to and vest in Ultrastrip, and to put Ultrastrip in possession of, the Assets.


9. REPRESENTATIONS AND WARRANTIES OF AMCLEAN. Amclean hereby represents and warrants to Ultrastrip as follows;

      (a) Amclean is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite power and authority to carry on its business as it is presently being conducted, to enter into this Agreement and to carry out and perform the provisions hereof.

      (b) During the Option Period, Amclean shall not sell, assign, convey, transfer, mortgage, pledge, subject to lien, charge or encumbrance or grant a security interest in any of the Assets or fail to pay any legitimate debt, obligation or claim.

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      (c) Except as set forth on attached Schedule 9 (c), there are no actions, suits or proceedings pending or threatened against Amclean that could materially adversely affect any of its properties or rights, at law or in equity, or before any governmental agency or instrumentality, domestic or foreign, nor is Amclean or any of its officers or directors aware of any facts which to its or their knowledge might result in any such action, suit or proceeding. Amclean is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality by which it is bound.

      (d) Except as set forth on attached Schedule 9 (d), Amclean is not in violation of any material term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, lease, instrument, judgment, decree, order, statute, rule or regulation by which it is bound. The execution and delivery of and performance and compliance with the provisions of this Agreement will not result in the violation of or be in conflict with or constitute a default under any such provision or result in the creation of any mortgage, lien, encumbrance or charge upon any of the Assets.

      (e) The granting of the Option and the related potential transfer of the Assets have been approved and consented to by the Board of Directors of Amclean and by the requisite number of holders of its outstanding capital stock and all action required by any applicable law or otherwise by the owners of Amclean with regard to such transfer of the Assets by Amclean has been appropriately authorized.

      (f) Amclean has good, absolute and marketable title to the Assets, not subject to any lease, mortgage, pledge, lien, charge, security interest, encumbrance or restriction whatsoever. The tangible components of the Assets are in good condition and repair.

      (g) Amclean has no knowledge of any claim or reason to believe that it is or may be infringing or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, copyright, license or other similar intangible right. Amclean is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of or other claimant to any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise.

10. CONDUCT OF BUSINESS. During the Option Period, Amclean will not enter into any contracts or make any commitments affecting the Assets without the express prior written consent of Ultrastrip.

11. REPRESENTATIONS AND WARRANTIES OF ULTRASTRIP. Ultrastrip hereby represents and warrants to Amclean as follows:

      (a) Ultrastrip is duly organized, validly existing and in good standing under the laws of the State of Florida and has been duly authorized and empowered to execute, deliver and perform any documents or obligations contemplated herein in connection with the purchase of the Assets hereunder.

      (b) Neither the execution of any of such documents nor the performance of any of the obligations contemplated therein will constitute a default under or conflict with or result in a breach or violation of the terms, conditions or provisions of any agreement, contract, instrument, law, order, judgment, decree, award, ordinance, regulation, rule or other legal restriction to which Ultra-strip is or at the Closing will be a party or by which any of its properties is or will then be bound.

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      (c) Ultrastrip shall execute any documents reasonably requested by
Amclean's counsel to complete its acquisition of the Assets should it exercise the option.

      (d) All agreements and documents, when executed and delivered by Ultrastrip, shall constitute valid and legally binding obligations enforceable in accordance with their respective terms.

12.      LICENSE.

      (a) During the Option Period Amclean grants unto Ultrastrip an exclusive worldwide fully-paid license to make, have made, use, exploit and otherwise commercialize the Patent and the Invention. Ultrastrip may grant sublicenses hereunder. Ownership rights to any developments or improvements of the invention, whether patentable or not, made by Ultrastrip and not infringing on any claims of the Patent, shall rest solely in Ultrastrip.

      (b) Amclean shall maintain the Patent so as to maintain the viability of the license herein granted.

13.      INDEMNIFICATION.

      (a) Amclean shall, and hereby agrees to, indemnify and hold Ultrastrip harmless against and in respect of any damages, as hereinafter defined, suffered by Ultrastrip arising from:

            (i) Any inaccurate representation or warranty made by Amclean in or under this Agreement;

            (ii) breach or default in the performance by Amclean of any of the covenants to be performed by it hereunder; and

            (iii) any debts, liabilities or obligations of Amclean, whether accrued, absolute, contingent or otherwise, due or to become due, existing on the Closing that encumber or may encumber the Assets.

     (b) Ultrastrip shall, and hereby agrees to, indemnify and hold Amclean harmless against and in respect of any damages, as hereinafter defined, suffered Amclean arising from:

            (i) any inaccurate representation or warranty made by Ultrastrip in or under this Agreement; or

            (ii) breach or default in the performance by Ultrastrip of any of the covenants to be performed by it hereunder.

     (c) "Damages" as used herein shall include any claims, actions, demands, losses, costs, expenses, liabilities (joint or several), penalties and damages, including counsel fees incurred in investigating or in attempting to avoid the same or oppose the imposition thereof.

     (d) Each of the parties hereto agrees that promptly upon receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the other has agreed to indemnify it under the provisions of this Agreement, the party receiving such notice ("the "Indemnified Party") shall give prompt notice thereof in writing to the other (the "Indemnifying Party") together, in each instance, with a statement of such information respecting such demand,

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assertion, claim, action or proceeding as the Indemnified Party shall then have.
The Indemnifying Party reserves the right to contest and defend by all appropriate legal or other proceedings any demand. assertion, claim, action or proceeding with respect to which it has been called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that:

            (i) notice of the intention to contest shall be delivered to the Indemnified Party within five (5) business days from the date of receipt by the Indemnifying Party of notice of the assertion of such demand, assertion, claim, action or proceeding;

            (ii) the Indemnifying Party shall pay all costs and expenses of such contest, including all attorneys, and accountants' fees and the cost of any bond required by law to be posted in connection with such contest; and

            (iii) such contest shall be conducted by reputable attorneys employed by the Indemnifying Party at its cost and expense, but the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at its own cost and expense.

If after such opportunity the Indemnifying Party does not elect to contest, or does not contest, in any such proceedings, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party, including without 1imitation any out-of-court settlement or compromise.

If the Indemnifying Party elects to contest any demand, assertion or claim, it shall not be obligated to make any payments to the Indemnified Party with respect thereto until the legal remedies available to either party, as the case may be, with respect to such demand, assertion or claim shall have been exhausted.

If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party in contesting any demand, assertion or claim which the Indemnifying Party elects to contest, or, if appropriate, in the making of any counterclaim or demand against the person asserting such demand, assertion or claim or any cross-complaint against any person; but the Indemnifying Party shall reimburse the Indemnified Party for any expenses incurred by the Indemnified Party in so cooperating with the Indemnifying Party. If such counterclaim or cross-complaint results in receipt by the Indemnified Party of amounts in excess of the amount which is subject to any such demand, assertion or claim, such excess shall first be applied to the payment of the reasonable costs and expenses of the Indemnifying Party incurred in connection with such contest, counterclaim or cross-complaint, and the balance retained by the Indemnified Party.

14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in and made pursuant to this Agreement shall survive until the first anniversary of the termination of the Option Period.

15.   MISCELLANEOUS.

     (a) This Agreement may only be amended or modified by an instrument in writing executed by Ultrastrip and Amclean.

     (b) Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, addressed to:

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           To Amclean:     Matthew L. Jones, Ezq.
                           Jones & Madden
                           759 S. Federal Highway #212
                           Stuart, FL 34994

           To Ultrastrip:  Dennis S. McGuire
                           Ultrastrip Systems Inc.
                           P.O.  Box 2173
                           Stuart, FL 34995

or to such other address as shall be furnished in writing by either party to the other and shall be deemed to have been given as of the date so personally delivered or three (3) days after being deposited in the United States mail, postage pre-paid, as the case may be.

      (c) The laws of the State of Florida, both substantive and remedial, shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

      (d) Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      (e) All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, Amclean and Ultrastrip and their successors and valid assigns. Amclean may not assign this Agreement, in whole or in part.

      (f) This Agreement constitute the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreempnt on the day and year first above written.

Witnesses:                               AMCLEAN, INC.

s/ Melissa C. Shacker                    By:  s/ Jacqueline McGuire
                                         Name:  Jacqueline McGuire
                                         Title:  Pres.


                                         ULTRA5TRIP SYSTEMS INC.

s/ Melissa C. Shacker                    By: s/ Dennis E. McGuire, Pres.
                                             Dennis E. McGuire, President